Exhibit 99.2

Fifth Third Bancorp Fifth Third Center 38 Fountain Square Plaza Cincinnati, Ohio 45263 Kevin T. Kabat President & Chief Executive Officer

June 18, 2008

Dear Fellow Shareholder:

I am writing to tell you that today our company announced several important actions to help ensure that Fifth Third Bank is appropriately positioned to remain the strong and vital company that it has been for 150 years.

We are taking these actions to fortify our balance sheet and improve the quality and composition of our capital base. These actions reflect our commitment to protect the health and strength of Fifth Third Bank. These actions include:

•	Our intention to issue additional preferred stock;

•	A reduction of our quarterly common stock dividend to 15 cents per share from 44 cents per share, which will generate $1.2 billion in common equity capital through the end of 2009; and

•	Our intention to raise additional capital through the sale of businesses or assets that are not part of our core banking business.

Our company’s management recommended, and the board of directors approved, these actions because of continued deterioration in credit trends during the second quarter and uncertainty about the direction of credit trends in the near future. These trends are affecting many companies in the banking and financial services industry, including Fifth Third.

We recognize the significance to all shareholders of lowering our common stock dividend; it was a difficult decision that was made only after very long and careful consideration. However, in today’s unprecedented economic environment and with continuing uncertainty regarding the future, it was the prudent thing to do.

The banking industry, including Fifth Third, faces a challenging near-term outlook. We recently concluded a thorough review of our credit portfolio and trends continue to deteriorate. Residential real estate losses have continued to rise and the severity of those losses have trended higher due to falling home prices. We see continued weakness in commercial real estate values, and significant impacts on commercial construction and development lending. We determined that charge offs of loans will be materially higher in 2008 compared with 2007.

Many areas of our business are strong and are performing well. These areas include payments processing, with mid-teens fee income growth, as well as double-digit growth in deposit fees, mortgage banking and corporate banking.

The capital actions we announced today, along with our continuing very strong operating performance, should enable us to absorb these higher loan charge offs and will also give us additional capital should economic conditions continue to worsen. We believe these decisions will preserve our historically high capital levels, protect our shareholders today, and create value over the long term.

Additional information regarding the actions discussed here is available on the Investor Relations section of our website at http:\\ir.53.com. Information regarding the risks facing us are available in our securities filings which are also available from the investor relations portion of our website or the SEC.

I encourage you to read this material. Shareholders who still have questions after reviewing this material may call 1-866-670-0468.

Thank you for your patience and continued support of Fifth Third.

Sincerely,

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